EXHIBIT 99.1

GSI Technology, Inc. Reports Third Quarter Fiscal 2025 Results

SUNNYVALE, Calif., Jan. 30, 2025 (GLOBE NEWSWIRE) -- GSI Technology, Inc. (NASDAQ: GSIT) today reported financial results for its third fiscal quarter ended December 31, 2024.

Summary Financial Results Table (in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	Dec. 31, 2024	Sept. 30, 2024	Dec. 31, 2023	Dec. 31, 2024	Dec. 31, 2023
Net revenues	$5,414	$4,550	$5,318	$14,635	$16,613
Gross margin (%)	54.0%	38.6%	55.9%	46.7%	55.2%
Operating expenses	$6,978	$7,341	$9,660	$15,400	$25,082
Operating loss	$(4,055)	$(5,584)	$(6,685)	$(8,559)	$(15,917)
Net loss	$(4,029)	$(5,458)	$(6,601)	$(8,409)	$(15,766)
Net loss per share, diluted	$(0.16)	$(0.21)	$(0.26)	$(0.33)	$(0.63)

Lee-Lean Shu, Chairman and Chief Executive Officer, stated, "In the third quarter, revenue reached $5.4 million, up 2% year-over-year and 19% sequentially. Our core SRAM sales are strengthening as customer orders rebound due to normalized inventory levels and increasing demand from a key customer whose systems are integral to manufacturing leading AI chips. We anticipate this customer to become our largest revenue contributor in fiscal 2025."

Mr. Shu concluded, "The development of our APU technology is progressing steadily. The Gemini-II chip is on track for a February tape-out with availability in May, aligning with a milestone with the Space Development Agency SBIR. The latest version of Gemini-II takes AI to the next level by combining advanced neural networks with cutting-edge radar imaging technology, like Synthetic Aperture Radar (SAR), designed to tackle important challenges in defense and aerospace. We can leverage Gemini-II’s architecture to accelerate the development of Plato, our next-generation chip, with a cost-effective, faster-to-market strategy. Plato’s ultra-low-power design will target rapidly growing markets for edge AI and large language model solutions. Additionally, increased operational efficiency and SRAM sales improvement position us for stability as we continue to evaluate strategic alternatives."

Commenting on the outlook for GSI's fourth quarter of fiscal 2025, Mr. Shu stated, "Our current expectations for the upcoming fourth quarter is for net revenues in a range of $5.4 million to $6.2 million, with gross margin of approximately 55% to 57%."

Third Quarter Fiscal Year 2025 Summary Financials

The Company reported net revenues of $5.4 million for the third quarter of fiscal 2025, compared to $5.3 million for the third quarter of fiscal 2024 and $4.6 million for the second quarter of fiscal 2025. Gross margin was 54.0% in the third quarter of fiscal 2025 compared to 55.9% in the third quarter of fiscal 2024 and 38.6% in the preceding second quarter of fiscal 2025. The sequential increase in gross margin in the third quarter of fiscal 2025 was primarily due to higher revenue, product mix and severance costs associated with manufacturing workforce reductions in the prior quarter.

In the third quarter of fiscal 2025, sales to Nokia were $239,000, or 4.4% of net revenues, compared to $807,000, or 15.2% of net revenues, in the same period a year ago and $812,000, or 17.8% of net revenues, in the prior quarter. Military/defense sales were 30.0% of third quarter shipments compared to 28.2% of shipments in the comparable period a year ago and 40.2% of shipments in the prior quarter. SigmaQuad sales were 39.1% of third quarter shipments compared to 46.9% in the third quarter of fiscal 2024 and 38.6% in the prior quarter.

Total operating expenses in the third quarter of fiscal 2025 were $7.0 million, compared to $9.7 million in the third quarter of fiscal 2024 and $7.3 million in the prior quarter. Research and development expenses were $4.0 million in the third quarter of fiscal 2025, compared to $7.0 million in the prior-year period and $4.8 million in the prior quarter. Selling, general and administrative expenses were $3.0 million in the quarter ended December 31, 2024, compared to $2.7 million in the prior-year period and $2.6 million in the previous quarter.

Third quarter fiscal 2025 operating loss was $(4.1) million compared to an operating loss of $(6.7) million in the prior-year period and $(5.6) million in the prior quarter. Third quarter fiscal 2025 net loss included interest and other income of $70,000 and a tax provision of $44,000, compared to $155,000 in interest and other income and a tax provision of $71,000 for the same period a year ago. In the preceding second quarter, net loss included interest and other income of $149,000 and a tax provision of $23,000.

Net loss in the third quarter of fiscal 2025 was $(4.0) million, or $(0.16) per diluted share, compared to a net loss of $(6.6) million, or $(0.26) per diluted share, for the third quarter of fiscal 2024 and a net loss of $(5.5) million, or $(0.21) per diluted share, for the second quarter of fiscal 2025.

Total third quarter pre-tax stock-based compensation expense was $429,000 compared to $649,000 in the comparable quarter a year ago and $663,000 in the prior quarter.

At December 31, 2024, the Company had $15.1 million in cash and cash equivalents, compared to $14.4 million at March 31, 2024. Working capital was $17.9 million as of December 31, 2024 versus $19.1 million at March 31, 2024. Stockholders’ equity as of December 31, 2024 was $29.9 million, compared to $36.0 million as of the fiscal year ended March 31, 2024.

Conference Call

Management will conduct a conference call to review the Company's financial results for the third quarter of fiscal year 2025 and its current outlook for the fourth quarter of fiscal 2025 at 1:30 p.m. Pacific time (4:30 p.m. Eastern Time) today.

To participate in the call, please dial 1-877-407-3982 in the U.S. or 1-201-493-6780 for international approximately 10 minutes prior to the above start time and provide Conference ID 13751185. The call will also be streamed live via the internet at www.gsitechnology.com.

A replay will be available from January 30, 2025, at 7:30 p.m. Eastern Time through February 6, 2025, at 11:59 p.m. Eastern Time by dialing toll-free for the U.S. 1-844-512-2921 or international 1-412-317-6671 and entering pin number 13751185. A webcast of the call will be archived on the Company’s investor relations website under the Events and Presentations tab.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of semiconductor memory solutions. GSI's resources are focused on bringing new products to market that leverage existing core strengths, including radiation-hardened memory products for extreme environments and Gemini-I, the associative processing unit designed to deliver performance advantages for diverse artificial intelligence applications. GSI Technology is headquartered in Sunnyvale, California, and has sales offices in the Americas, Europe, and Asia. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the normal quarterly and fiscal year-end closing process. Examples of risks that could affect our current expectations regarding future revenues and gross margins include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; global public health crises that reduce economic activity; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; intensive competition; delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative computing technology and the establishment of new markets and customer and partner relationships for the sale of such products; and delays or unexpected challenges related to the establishment of customer relationships and orders for GSI Technology’s radiation-hardened and tolerant SRAM products. Many of these risks are currently amplified by and will continue to be amplified by, or in the future may be amplified by, economic and geopolitical conditions, such as changing interest rates, worldwide inflationary pressures, military conflicts and declines in the global economic environment. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Source: GSI Technology, Inc.

Contacts:

Investor Relations:

Hayden IR
Kim Rogers
385-831-7337
kim@haydenir.com

Media Relations:

Finn Partners for GSI Technology
Ricca Silverio
415-348-2724
gsi@finnpartners.com

Company:

GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2024	2024	2023	2024	2023

Net revenues	$5,414	$4,550	$5,318	$14,635	$16,613
Cost of goods sold	2,491	2,793	2,343	7,794	7,448

Gross profit	2,923	1,757	2,975	6,841	9,165

Operating expenses:

Research & development	4,037	4,788	6,976	13,039	16,871
Selling, general and administrative	2,997	2,553	2,684	8,154	8,211
Gain from sale of assets	(56)	-	-	(5,793)	-
Total operating expenses	6,978	7,341	9,660	15,400	25,082

Operating loss	(4,055)	(5,584)	(6,685)	(8,559)	(15,917)

Interest and other income, net	70	149	155	274	306

Loss before income taxes	(3,985)	(5,435)	(6,530)	(8,285)	(15,611)
Provision for income taxes	44	23	71	124	155
Net loss	$(4,029)	$(5,458)	$(6,601)	$(8,409)	$(15,766)

Net loss per share, basic	$(0.16)	$(0.21)	$(0.26)	$(0.33)	$(0.63)
Net loss per share, diluted	$(0.16)	$(0.21)	$(0.26)	$(0.33)	$(0.63)

Weighted-average shares used in
computing per share amounts:

Basic	25,546	25,467	25,256	25,463	25,094
Diluted	25,546	25,467	25,256	25,463	25,094

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended			Nine Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2024	2024	2023	2024	2023

Cost of goods sold	$50	$51	$51	$157	$175
Research & development	121	336	325	747	1,080
Selling, general and administrative	258	276	273	846	890
	$429	$663	$649	$1,750	$2,145

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	Dec. 31, 2024	March 31, 2024
Cash and cash equivalents	$15,085	$14,429
Accounts receivable	3,583	3,118
Inventory	3,885	4,977
Other current assets	1,267	1,954
Assets held for sale	-	5,629
Net property and equipment	883	1,148
Operating lease right-of-use assets	9,858	1,553
Other assets	9,572	9,656
Total assets	$44,133	$42,464

Current liabilities	$5,900	$5,365
Long-term liabilities	8,300	1,129
Stockholders' equity	29,933	35,970
Total liabilities and stockholders' equity	$44,133	$42,464